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                                                                     EXHIBIT 15



Board of Directors and Stockholders of
Schweitzer-Mauduit International, Inc.
Alpharetta, Georgia

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Schweitzer-Mauduit International, Inc. and subsidiaries for the periods ended June 30, 2002 and 2001, as indicated in our report dated July 19, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, is incorporated by reference in Registration Statements No. 33-99812, No. 33-99814, No. 33-99816, No. 33-99848 and No. 333-74634 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/S/ DELOITTE & TOUCHE LLP


Atlanta, Georgia
August 9, 2002